Exhibit 10.70

English Translation of Chinese Language Agreement

Documentation No.: CMBC-R (PL) – 2005-010

Maximum Guarantee Contract

(For Individual Guarantor Use)

Contract No.: Ge Gao Bao Zi, 001

China Minsheng Banking Corp. Ltd.

The Guarantor shall make sure to read all the articles of this Contract carefully and may bring any question arising herefrom to the Creditor at any time and the Creditor will be pleasant to answer such question. The Guarantor is entitled to select to use the form of this Contract or any other contract, but will be deemed to have agreed to all the articles of this Contract upon the execution of this Contract and have an accurate understanding of the rights and obligations of the Parties as well as the articles which limit or waive any liabilities hereunder.

Maximum Guarantee Contract

Guarantor:	Zhang Kuo
ID Number:	110222197101220755
Address:	Room 101, Gate 4, No. 16, East Huayuan Road, Haidian District, Beijing
Post Code:
Telephone:	85237082

Creditor:	China Minsheng Banking Corp. Ltd., Head Office
Person in Charge:	Liang Yutang
Address:	No.2, Inner Street, Fuxing Gate, Xicheng District, Beijing
Zip code::	100031
Telephone:	58560088

Each of the Guarantor and the Creditor is a “Party”, and they are collectively referred to as the “Parties”.

In order to secure the performance of the master contract (the “Master Contract”) entered into by and among Beijing Pypo Technology Group Company Limited (the “Debtor”) and the Creditor, the Guarantor hereby voluntarily provides this maximum guarantee for all the indebtness under the Master Contract. The Parties enter into this contract (the “Contract”) in accordance with relevant laws and regulations of China through friendly negotiation.

Section I

Article 1 The form of the Master Contract referred to herein shall be item 1 below:

1. The Comprehensive Credit Facilities Agreement (Contract No.: 2007 Jing Dianzi Zong, 004) entered into by and among the Creditor and the Debtor, together with the specific business contracts, loan application letters and certificates of indebtness, shall constitute the Master Contract.

2. All the contracts (contracts name to be filled in) consecutively entered into during the occurrence period of the principal creditor’s rights as specified under Article 3 hereof shall constitute the Master Contract.

Article 2 The currency of the principal creditor’s rights secured by the Guarantor shall be RMB. The balance of the principal of such indebtness shall not exceed RMB forty million (RMB40,000,000).

Article 3 The occurrence period of the principal creditor’s rights hereunder is from July 23, 2007 to July 23, 2008, and the expiration date of the performance period of each debt shall not be later than July 23, 2008 (such limitation on the expiration date shall not apply if this guarantee is provided in favor of a non-natural person).

Article 4 Other issues agreed to by the Parties:

The maximum principal amount of the principal creditor’s rights guaranteed by the Guarantor shall be the amount net from the security deposit paid by the Debtor to the Creditor.

Article 5 Section I and Section II hereof shall jointly constitute the body of this Contract. The Parties may enter into further agreements in writing for any issue not covered herein as the schedule to this Contract. The schedule to this Contract shall be an integral part of this Contract and have the same legal force as the body of this Contract.

Article 6 This Contract has four counterparts, each for the Creditor, the Debtor and the loan disbursement centre, and all counterparts shall have the same legal force.

Section II

Article 7 The form of the guarantee obligation hereunder shall be joint and several.

Article 8 The scope of the guarantee hereunder shall include the principal, interest, penalty interest, overdue interest, compound interest, liquidated damages, compensations, expenses for realizing the creditor’s rights and the security rights (including but not limited to attorney’s fee and travel expenses) and all other expenses payable in relation to the principal creditor’s rights guaranteed by the Guarantor.

Article 9 The guarantee period of the Guarantor shall be two years from the expiration date of the performance period of the principal indebtness. The guarantee period of each specific business shall be calculated separately.

Article 10 The performance period of the principal indebtness guaranteed hereunder shall be determined in accordance with the certificate of indebtness or the business contract of each specific business under the Master Contract. The expiration date of such performance period shall include the expiration date of each installment of debt, where the debt is to be discharged by the Debtor in installments; and the early maturity date of any debt announced by the Creditor according to the Master Contract.

Article 11 The execution of any certificate of indebtness or specific business contract by and among the Creditor and the Debtor for any specific business shall not require the prior consent of or notification to the Guarantor.

Article 12 Rights and Obligations of the Parties:

12.1 The Guarantor understands and agrees to all the articles under the Master Contract and voluntarily provides guarantee for the Debtor;

12.2 The Guarantor shall be voluntarily investigated by the Creditor of its credit status and performance capability of this Contract, and guarantee the authenticity of all the representations and documentations provided by it to the Creditor in relation to its occupation, marital status, income, spending, liabilities and external securities.

12.3 The guarantee obligation of the Guarantor to the Creditor shall not be affected, waived or eliminated by any other securities provided under the Master Contract (including the mortgage or pledge provided by the Debtor to the Creditor) other than the guarantee hereunder. The Creditor may choose to exercise the security right hereunder in priority, and the Guarantor shall waive the defenses against any other securities that such other securities shall be exercised in priority.

12.4 If the Debtor fails to repay any debt upon the expiration date of the performance period specified in the Master Contract or the early maturity date as announced by the Creditor in accordance with the Master Contract or this Contract, and the Guarantor is required by the Creditor to perform its guarantee obligation hereunder, the Guarantor shall immediately repay such debt under the Master Contract .

12.5 The payment made by the Guarantor to the Creditor in performance of its guarantee obligations under this Contract shall discharge the creditor’s rights of the Creditor in the following sequence: (1) expenses for realizing of the creditor’s rights and the security rights; (2) compensations; (3) liquidated damages; (4) compound interest; (5) penalty interest and overdue interest; (6) interest; (7) principal. The Creditor is entitled to change the abovementioned sequence of priority.

12.6 If the Guarantor is required by the Creditor to perform its guarantee obligation in accordance with this Contract, it authorizes the Creditor to deduct and collect the relevant amount from any account (including the fixed deposit account) opened by it at any business institutions of Minsheng Bank of China. The Guarantor shall be responsible for the repayment of the unsettled portion after such deduction.

12.7 The Guarantor shall notify the Creditor in writing within five days upon the occurrence of any of the followings during the term of the Master Contract:

(1) Any material changes of the financial status of the Guarantor, the involvement of any litigation or arbitration of the Guarantor, or any other event which may affect the Guarantor’s performance capability of this guarantee;

(2) Any changes of the name, address, employer or contact information of the Guarantor.

12.8 The Guarantor agrees and authorizes the Creditor to provide its personal credit information and relevant security information to the supervision and administration authority of the banking industry, People’s Bank of China or any personal credit information system or credit system established or approved by any other financial supervision and administration authority, and the Creditor may inquire with such credit system about its personal credit information.

Article 13 If the Debtor and the Creditor negotiate to amend the Master Contract, except for extending the term of the Master Contract or increasing the principal amount of the principal creditor’s rights, no prior consent is required from the Guarantor. The Guarantor undertakes to continue to assume the guarantee obligation hereunder in accordance with the amended Master Contract.

Article 14 Upon the execution of this Contract, if any Party fails to perform any obligations, guarantees or undertakings hereunder in whole or in part, it shall bear the corresponding liabilities for breach of contract and compensate the other Party for the losses arising therefrom.

Article 15 This Contract shall become effective after duly executed by the Guarantor and the legal representative/person in charge of the Creditor and affixed with the common seal of the Creditor.

Article 16 This Contract is independent from the Master Contract and its validity shall not be affected by the Master Contract.

Article 17 Upon effectiveness of this Contract, except as provided by laws and this Contract, the Parties shall not amend or early terminate this Contract, unless such amendment or termination is agreed to by the Parties in writing.

Article 18 The Creditor may transfer the principal creditor’s rights to any third party without prior consent from the Guarantor during the term of this Contract, and the security rights hereunder shall be transferred accordingly. The Guarantor shall continue to perform the guarantee obligation to the transferee of such creditor’s rights in accordance with this Contract.

Article 19 Any dispute arising from or relating to this Contract shall be settled through negotiation by the Parties. If such dispute cannot be settled through negotiation, it shall be submitted to a competent court of the place where the Creditor resides.

Article 20 Any notifications made pursuant to this Contract, if delivered by mail, shall be deemed as having been received by the notified party on the third day after such mail is dispatched when the notifying party and the notified party reside in the same city (including downtown and suburb), or otherwise on the seventh day after such mail is dispatched. However, the earliest date shall prevail if the aforesaid date is different from the date when the notified party actually receives such notification or signs the acknowledgement of receipt of such notification.

Article 21 If the Guarantor fails to notify the Creditor of any changes of its name, address or contact information during the term of this Contract, all the documentations delivered by the

Creditor to the Guarantor according to the information provided herein shall be deemed as having been received by the Guarantor.

Article 22 This Contract is entered into by the Parties through mutual agreement. Any specific agreement between the Parties shall have been included in Article 4 as the supplement to or amendment of this Contract. This Article 4 shall prevail if any specific provision therein is inconsistent with any provision in the Section II of this Contract.

Guarantor:	/s/ Zhang Kuo
(or its authorized agent)

Creditor:

Person in Charge:	/s/ Liu Yaling
(or its authorized agent)

This Contract is executed by the Guarantor and the Creditor on July 23, 2007 in Beijing.